Exhibit 10.2

First Amendment to the

Commercial Services Agreement

This First Amendment to the Commercial Services Agreement (the "Amendment") is made on February 28, 2019 (the "Amendment Effective Date") by and between Evoke Pharma, Inc., with a place of business at 420 Stevens Avenue, Suite 370, Solana Beach, CA ("Evoke"), and Novos Growth, LLC, with a place of business at 150 N Riverside Plaza, Suite 3400, Chicago, IL 60606 ("Novos"), and hereby amends the Commercial Services Agreement between Evoke and Novos with an effective date of January 5, 2019 (the "Agreement'').

Any terms not defined herein shall have the meaning set forth in the Agreement.

1.	Section 3.2(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

a.

Content. The Commercialization of the Product shall be governed by a Commercialization plan (the "Commercialization Plan"), and the costs and expenses relating to the Commercialization of the Product shall be governed by a Commercialization budget (the "Commercialization Budget"). An initial Commercialization Plan and an initial Commercialization Budget shall be completed by the Parties and attached hereto as Exhibit F and Exhibit G, respectively, in each case prior to March 8, 2019, that shall govern the period of time from the Effective Date until the date that is 12 months following the Commercial Launch of the Product. The initial Commercialization Budget will include a detailed budget and will define which costs will be incurred prior to approval, between approval and launch, and after launch, in each case with a goal of efficiently using working capital until the Product has demonstrated its ability to achieve revenue suitable for the Product and the associated costs. The Commercialization Budget will include the cost incurred and cash flow and working capital financing requirements. Each Commercialization Plan shall include without limitation the topics set forth in Schedule 3.2a.

2.	Section 14.2(e) of the Agreement is hereby deleted in its entirety and replaced with the following:

e.

Either Party may terminate this Agreement upon thirty (30) days written notice to the other Party if: (i) the Product is subject to a recall based on material safety concerns for the Product, which shall not include any recall for packaging or labeling issues, manufacturing concerns, or the like; the Parties have been unable to agree on the initial Commercialization Plan and Commercialization Budget for the Product by March 8, 2019 despite negotiating in good faith; the product is not Commercially Launched within 9 months of FDA approval or (v) the overall Contribution  Profit is negative for any calendar quarter (January through March, April through June, July through September, or October through December) beginning with the first full calendar quarter following 9 months after the Commercial Launch of the Product.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

Evoke Pharma, Inc.

By: /s/ David A. Gonyer

Name: David A. Gonyer

Title: Chief Executive Officer

Novos Growth, LC

By:  /s/ Benjami T. Bove

Name: Benjamin T. Bove

Title: Chief Executive Officer

[Signature Page to First Amendment to the Commercial Services Agreement]